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                                                                Exhibit 10.2 (n)

September 26, 2002

Michael de Kare Silver
14 Wilton Street
London SW1X 7AF

Dear Michael:

I am delighted to confirm our offer to you for the position as Managing Director, Europe with Modem Media (UK) Ltd (the "Company"). This letter replaces the letter I previously sent to you on September 18, 2002. You will be given a detailed description of your duties, powers and responsibilities separately.

Almost all of the terms and rules that would apply to your employment are set out in version 5 of the Handbook (including its appendices) which I have enclosed with this letter. You will see that part of the Handbook contains terms that are legally binding, and part of it simply sets out our policies on various issues and describes how we do things currently. Our standard terms are set out in detail in the Handbook, which will govern your employment with the Company; save where expressly stated otherwise. Where a term of this letter conflicts with a term in the Handbook, this letter will prevail. You will also be bound by the terms of the Code of Conduct, the Business Expenses Policies and Procedures and such other policies that may be in force from time to time.

I want to draw your attention in this letter to some of the more important information and, of course, to the elements which are unique to you as follows:

1. Salary: Your salary will be 'L'200,000 per annum. Details including how and when this is paid to you are set out in Section 1.1 of the Handbook.

2. Sign-on Bonus: On the first payroll date after your first day of continuous employment, as defined below, the Company will pay you a sign on bonus equal to the gross sum of 'L'10,000 (less applicable PAYE deductions).
     The Company will also pay you an additional bonus equal to the gross sum of 'L'20,000 (less applicable PAYE deductions), which will be paid when bonuses for 2002 are paid to other employees. This second payment is expected to be made in early March.

3. Annual Bonus: You will not receive any bonus (other then the sign-on bonus) related to the year 2002. Beginning calendar year 2003, you will be eligible to participate in the Management Incentive Program. This will be the only bonus program in which you are entitled to participate. Your target bonus will be 50% of your earned base salary. Each year the Compensation Committee of Modem Media, Inc. determines the performance criteria in order for you to receive your target bonus. It has the right to change these criteria each year; however, they usually consist of a combination of corporate and local office financial objectives and personal objectives. The Compensation Committee also has the discretion to determine the form of payment. For example, a portion of a bonus payment, if any, may be





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     paid in the form of stock grants or stock options in accordance with such conditions as may be determined by the Compensation Committee. You must be employed at the time of bonuses are paid to employees in order for you to receive any such bonus. Your participation in this program is subject to the approval of the Compensation Committee. For the year 2003, the Company guarantees that you will at least receive 20% of your target bonus.

4. Notwithstanding the notice period set forth in Handbook (Section 1.11), the notice period you will be entitled to receive and obliged to give will be 12 months. If either party gives notice of termination of employment under this Agreement and the Company exercises its right to place you on Garden Leave (as defined in Section 1.10 of the Handbook), you must notify the Company in writing if you receive any offer to work as a freelancer, consultant or as an employee for any person or entity (including on your own account) during the Garden Leave period, whether in a full or part time capacity. If the Company permits you to become a freelancer, consultant or as an employee for another company during the Garden Leave period, whether in a full or part time capacity, it may impose the condition that you may do so only on the basis that you cease being employed by the Company and cease to be entitled to any salary payments or benefits from the Company with effect from the date when you commence such work with any third party. In the unlikely event that you are dismissed for gross misconduct (please see section 2.14 of the Handbook) you will not be entitled to notice or payment in lieu of notice.

5. Subject to and conditional upon approval of the Modem Media, Inc. Compensation Committee, you will be granted the following option(s) to purchase:

     o 100,000 shares in Modem Media Inc. ("MM Inc."), which will vest over a period of three years, with the first 33% vesting one year from the grant date, the next 33% vesting on the second anniversary of the grant date and the final 34% vesting on the third anniversary of the grant date.

     o 100,000 shares in MM Inc., which will vest five years from the date of grant provided, however, that if the Company has achieved revenue of 'L'8,000,000 and a contribution margin of 25% for the year ending December 31, 2004, the vesting of such options will fully accelerate and 100% will be vested. "Revenue" shall be defined as the Company's revenue recognised and "as reported" contribution on the MM Inc.'s books and records. The determination of the Compensation Committee as to whether the revenue or contribution goals were achieved will be final and binding.

     o The exercise price of the options set forth above will be the fair market value on the date of grant. The date of grant will be the date the Compensation Committee approves and grants the options set forth above. The Compensation Committee will be asked to do so when they next reconvene after your first day of continuous employment.

     o You may participate in future grants of options as determined by management, the Board of Directors of MM, Inc. and the Compensation Committee of MM, Inc., at their absolute discretion.

     o All other terms of the option agreements will be as set forth under the plans pursuant to which such options are granted.

6. If you serve as a director of the Company or other company that is a subsidiary of MM, Inc., MM, Inc. will enter into an Indemnity Agreement in the form of the MM Inc.'s standard form agreement.

7. You have elected not to participate in the Company's health scheme and alternatively maintain your own private heath insurance. You have represented to us that your private





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     health insurance covers your entire family. As a result, each year the
     Company will pay you directly the amount it pays for its employees for family health insurance coverage. For the year 2002, the Company cost for family coverage is 'L'710 per year, which amount will be paid to you on a pro rated basis. The cost to the Company may fluctuate year to year as directed by the Company's insurers and accordingly, the amount it pays to you will fluctuate based on its actual costs. Should you change the coverage under your private insurance policy, i.e., to individual, the Company will only pay you the cost for that same coverage under the Company's scheme. You will be taxed on the payments made to you under this Section as governed by the rules of Inland Revenue. Subject to any limitations set forth in the Company's health scheme, you will be eligible to enroll in the such scheme and upon enrollment, the Company shall no longer be obligated to make the payments described in this Section 7.

8. Notwithstanding Section 1.11 of the Handbook, you shall retain copyright rights in published books written by you (a) prior to your employment with the Company, (b) during your employment with the Company that were written in your spare time and do not relate to the business of the Company or (c) during your employment with the Company that were written in your spare time, after the CEO of MM, Inc. has approved in writing that you write such book, and which book relates to the business of the Company.

9. The Company will not issue a press release regarding your employment with the Company without your prior approval.

10.  The Company will pay your legal adviser a sum not exceeding 'L'1,000
     (plus VAT) upon receipt of an invoice in respect of the same to cover your reasonable legal fees wholly and exclusively incurred in connection with you becoming an employee of the Company and the review and counsel of this offer letter.

11. Pension. You shall be entitled to participate in the Company's pension scheme ("the Scheme") as set forth in the Handbook; provided however, from the date your employment begins, during any plan year of the Scheme, if you have contributed 3% of your base salary, the Company will contribute
     'L'57 for each 'L'43 which you contribute to the Scheme, up to the maximum permitted contribution in any year as defined by the Inland Revenue rules then in effect.

Because Modem Media is a dynamic company constantly evolving to meet the demands of its clients, it may from time to time be necessary to change your role, although it shall always give you reasonable notice of any such change. Marc Particelli, to whom you will initially report, or any other person as may be necessary, will explain your day-to-day duties to you but the Company asks its employees to be flexible and so you may be asked to carry out other reasonable duties, and to exercise such other powers and responsibilities as the Company may need from time to time.

You will be expected to comply with all lawful and reasonable directions that the Company (or any company to which you may be seconded) may give you and with all rules and regulations concerning your employment as applies to you from time to time. The Company shall be entitled to second your services on a full or part time basis to any of its associated companies on reasonable notice.





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Your first day of employment will be the first business day following the date on which your employment with your current employer terminated (but not before October 15, 2002 and no later then January 15, 2003). This will also be the first day of your "continuous employment". The date of "continuous employment" is the date used to calculate your length of service for some important legal rights.

Your holiday entitlement (in addition to Bank and other public UK holidays) will be twenty-five (25) working days a year and the details of the rules relating to holiday are set out in the Handbook.

You hereby agree that the limit of an average (calculated over a period of 17 weeks) of 48 hours working time for each 7 day period as set out in Regulation 4(1) of the Working Time Regulations 1998 (or any statutory modification thereof) shall not apply to you. It is understood and agreed, however, that you may at any time terminate the agreement set out in this paragraph (without affecting the validity of any other part of your terms and conditions of employment) by service of 3 months' notice in writing to be delivered to HR. If you do not agree to be bound by this clause you should strike it out and initial your deletion.

You will be eligible for the benefits listed in Section 1.3 of the Handbook, including pension, private medical insurance etc., and again the Handbook sets out the eligibility rules and other details related to your benefits.

After your employment ends you will continue to owe us the obligations described in Section 1.14 of the Handbook. These restrictions enable us to protect our client and employee relationships from competition from you for a while after you leave.

You must read the Handbook carefully as it contains terms that are legally binding on both of us. If you have any queries about those terms, you must raise them with me before you sign this letter. If you do sign, you will be agreeing to accept all the terms of the Handbook as well as the terms of this letter.

Please note that this offer is made to you on the basis that you are not subject to any agreement, arrangement or understanding or subject to any other restriction which in any way directly or indirectly restricts or prohibits you from entering into employment with the Company or from fully performing your duties and responsibilities for it or any of its associated companies. If you think you are, please advise me immediately.

If you are happy to sign on this basis, please do so on the enclosed copy of this letter and return it to me as soon as you can.

I look forward to a long, fruitful and fun working relationship.

Yours sincerely,





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Marc Particelli
CEO and President,
Modem Media, Inc.,
Sole shareholder of the Company

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I have read the Handbook and agree to be bound by its terms and the additional terms set out in this letter.

Signature: /s/ Michael de Kare-Silver
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Date: October 4, 2002